UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2013

(Commission File Number)	(Exact Name of Registrant as Specified in Its Charter) (Address of Principal Executive Offices) (Zip Code) (Telephone Number)	(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1-9516	ICAHN ENTERPRISES L.P.	Delaware	13-3398766
767 Fifth Avenue, Suite 4700 New York, NY 10153 (212) 702-4300

333-118021-01	ICAHN ENTERPRISES HOLDINGS L.P.	Delaware	13-3398767
767 Fifth Avenue, Suite 4700 New York, NY 10153 (212) 702-4300

N/A

     (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01   Other Events.

Federal-Mogul Corporation ("Federal-Mogul") is an indirect majority owned subsidiary of Icahn Enterprises L.P. ("Icahn Enterprises") and Icahn Enterprises Holdings L.P. ("Icahn Enterprises Holdings"). Federal-Mogul's largest stockholder, IEH FM Holdings LLC ("IEH FM Holdings"), is a wholly owned subsidiary of Icahn Enterprises and Icahn Enterprises Holdings.

On July 10, 2013, approximately 51,124,744 shares of Federal-Mogul common stock were purchased in Federal-Mogul's previously announced common stock registered rights offering (the “Rights Offering”) for a total subscription price of approximately $500 million.  The Rights Offering expired on July 9, 2013 at 5:00 p.m., Eastern Daylight Time. In connection with the Rights Offering, we fully exercised our subscription rights under our basic and over subscription privileges to purchase additional Federal-Mogul common stock for an aggregate of approximately $434 million. As a result of the exercise of our subscription rights, we indirectly own approximately 81% of the outstanding common stock of Federal-Mogul. A copy of the press release issued by Federal-Mogul announcing the completion of the Rights Offering is attached hereto as Exhibit 99.1.

On July 10, 2013, in accordance with the terms of the Investment Agreement dated May 28, 2013 between Federal-Mogul and IEH FM Holdings, Federal-Mogul’s existing registration rights agreement relating to the registration rights of certain Federal-Mogul shareholders was amended by an Amendment and Joinder to the Federal-Mogul Corporation Registration Rights Agreement (the “Registration Rights Agreement Amendment”), by and between Federal-Mogul and IEH FM Holdings. The Registration Rights Agreement Amendment provides for, among other things, certain registration rights for the shares that IEH FM Holdings acquired pursuant to the Rights Offering so long as such shareholder owns not less than twenty percent (20%) of the shares so acquired.

Additionally, following the closing of the Rights Offering, IEH FM Holdings’ purchase of the shares of Federal-Mogul common stock in the Rights Offering caused Federal-Mogul to become a part of IEH FM Holdings’ affiliated group of corporations as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, of which American Entertainment Properties Corp. (“AEP”), a wholly owned subsidiary of Icahn Enterprises and Icahn Enterprises Holdings L.P., is the common parent. On July 11, 2013, Federal-Mogul entered into a Tax Allocation Agreement (the “Tax Allocation Agreement”) with AEP. Pursuant to the Tax Allocation Agreement, AEP and Federal-Mogul have agreed to the allocation of certain income tax items. Federal-Mogul will join AEP in the filing of AEP’s federal consolidated return and certain state consolidated returns. In those jurisdictions where Federal-Mogul is filing consolidated returns with AEP, Federal-Mogul will pay to AEP any tax it would have owed had it continued to file separately. To the extent that the AEP consolidated group is able to reduce its tax liability as a result of including Federal-Mogul in its consolidated group, AEP will pay Federal-Mogul 20% of such reduction and Federal-Mogul will carry forward for its own use under the Tax Allocation Agreement, 80% of the items that caused the tax reduction (the “Excess Tax Benefits”). Moreover, if Federal-Mogul should ever become deconsolidated from AEP, AEP will reimburse Federal-Mogul for any tax liability in post-consolidation years it would have avoided had it actually had the Excess Tax Benefits for its own use. The cumulative payments to Federal-Mogul by AEP post-consolidation cannot exceed the cumulative reductions in tax to the AEP group resulting from its use of the Excess Tax Benefits.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

99.1 -  Press release dated July 11, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Peter Reck
Peter Reck
Chief Accounting Officer

ICAHN ENTERPRISES HOLDINGS L.P.
(Registrant)

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Peter Reck
Peter Reck
Chief Accounting Officer

Date:  July 12, 2013